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                                AMENDMENT NO. 1
                                    TO LEASE

     THIS AMENDMENT NO. 1 is made and entered into this 26th day of September, 2001, by and Between JOHN ARRILLAGA, Trustee, or his Successor Trustee UTA dated 7/20/77 (JOHN ARRILLAGA SURVIVOR'S TRUST) as amended, and RICHARD T. PEERY, Trustee, or his Successor Trustee UTA dated 7/20/77 (RICHARD T. PEERY SEPARATE PROPERTY TRUST) as amended, collectively as LANDLORD, and OPTI, INC., a California corporation, as TENANT.

                                    RECITALS

     A. WHEREAS, by Lease Agreement dated October 5, 2000 Landlord leased to Tenant approximately 18,463+/- square feet of that certain 38,318+/- square foot building located at 660 Alder Drive, Milpitas, California, the details of which are more particularly set forth in said October 5, 2000 Lease Agreement, and

     B. WHEREAS, it is now the desire of the parties hereto to amend the Lease by (i) terminating said Lease early, changing the Lease Termination Date from December 31, 2005 to October 31, 2002, (ii) confirming the Termination Fee for the early termination of said Lease, (iii) amending the Basic Rent schedule and Aggregate Rent of said Lease Agreement, and (iv) providing Landlord with an option terminate said Lease as hereinafter set forth.

                                   AGREEMENT

     NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

     1. TERMINATION OF LEASE: Pursuant to Paragraph 48 of said Lease Agreement,
        --------------------
Tenant has exercised its Option to Terminate the Lease; therefore subject to the terms and conditions stated herein, the Lease Termination Date shall be changed from December 31, 2005 to October 31, 2002 ("Termination Date"). Tenant shall be responsible for relinquishing the Premises in the condition required under Lease Paragraphs 8 ("Acceptance and Surrender of Premises"), 10 ("Alternations and Additions") and 44 ("Hazardous Materials"). Prior to the Termination Date, Landlord and Tenant shall conduct a joint inspection of the Premises to determine the extent of the work required by Tenant to comply with the provisions of said Paragraphs 8 and 10 ("Restoration Work"). In lieu of Tenant completing the required Restoration Work, Tenant agree (i) to pay to Landlord a fee equal to the total of the estimates received from Landlord's contractors for the Restoration Work ("Restoration Fee") within ten days after Tenant receives Landlord's statement of said Restoration Fee and (ii) to either (a) allow Landlord access to the Premises prior to the Termination date scheduled herein to enable the Restoration Work to be completed by Landlord by the scheduled Termination Date or (b) if Tenant is unable to allow Landlord access to the Premises as stated above, Tenant acknowledges and agrees that the Termination Date scheduled herein shall be amended to reflect the number of days estimated for Landlord to complete said Restoration Work following Tenant's scheduled Lease Termination Date. The amount of time estimated to be allowed for the completion of the Restoration Work shall be determined by Landlord as soon as reasonably possible after Landlord and Tenant complete a joint inspection of the Premises. Tenant shall be responsible for paying all Basic Rent and Addition Rent and fulfilling all Lease obligations as contained in said Lease through the Termination Date or the amended Termination Date as the case may be. Notwithstanding the above, Tenant's obligations as stated in Lease Paragraphs 13 ("Taxes"), 19 ("Compliance") and 44 ("Hazardous Materials") shall survive the Termination Date of this Lease. Tenant's ongoing obligation related to Paragraph 13 ("Taxes") shall include all regularly assessed Real Estate Taxes and any supplemental taxes related to the period of Tenant's Lease Term whenever levied, including any such taxes that may be levied after the Termination Date.

     2. TERMINATION FEE: As a material part of the consideration for Landlord's
        ---------------
consent to the early termination of this Lease, and as set forth in Lease Paragraph 48 ("Tenant's Option to Terminate Lease"), Tenant agrees to pay to Landlord $150,000.00 ("Termination Fee"). Notwithstanding anything the contrary in said Paragraph 48, it is agreed between the parties hereto that said Termination Fee shall be paid by Tenant to Landlord concurrent with Tenant's execution of this Amendment No. 1.

     3. AGGREGATE RENT: The Aggregate Basic Rent for the Lease shall be
        --------------
decreased by $4,925,928.40 or from $5,444,738.70 to $518,810.30.

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                                                                     Milpitas 10

     4. LANDLORD'S OPTION TO TERMINATE LEASE: It is agreed between the parties
        ------------------------------------
hereto that this Lease Agreement may be terminated by Landlord by giving Tenant thirty (30) days' written notice of such election to terminate ("Landlord's Option to Terminate"), in which event this Lease shall terminate and be of no further force and effect thirty (30) days after the date of Landlord's notice to Tenant of election to terminate, with Tenant being responsible for the full performance of all terms, covenants, and conditions herein contained through the effective date of termination. Notwithstanding the above, Paragraphs 13 ("Taxes"), 19 ("Compliance") and 44 ("Hazardous Materials") shall survive the termination of this Lease. Tenant's ongoing obligation related to Paragraph 13 ("Taxes") shall include all regularly assessed Real Estate Taxes and any supplemental taxes related to the period of Tenant's Lease Term whenever levied, including any such taxes that may be levied after the Termination Date.

     EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of said October 5, 2000 Lease Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No.1 to Lease as of the day and year last written below.

LANDLORD:                                        TENANT:

JOHN ARRILLAGA SURVIVOR'S TRUST                  OPTI, INC.
                                                 a California corporation


By_____________________________                  By /s/ Bernard T. Marren
  John Arrillaga, Trustee                           ----------------------------

                                                 Bernard T. Marren
Date:__________________________                  -------------------------------
                                                 Print or Type Name


RICHARD T. PEERY SEPARATE                        Title: President/CEO
                                                        ------------------------
PROPERTY TRUST

By_____________________________                  Date: September 28,2001
   Richard T. Peery, Trustee                           -------------------------


Date:__________________________

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